EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-60616 and 333-181495) of Pinnacle Entertainment, Inc. of our report dated June 18, 2012, relating to the financial statements and supplemental schedule of the Pinnacle Entertainment, Inc. 401(k) Investment Plan, which appears in this Form 11-K.
/s/ RubinBrown LLP

St. Louis, Missouri
June 18, 2012